                                                                     Exhibit 8.1

                        [Coudert Brothers LLP Letterhead]

June 2, 2005

Urstadt Biddle Properties Inc.
321 Railroad Avenue
Greenwich, Connecticut 06830

                         Urstadt Biddle Properties Inc.
                         ------------------------------
                  Qualification as Real Estate Investment Trust
                  ---------------------------------------------

Ladies and Gentlemen:

     We have acted as counsel to Urstadt Biddle Properties Inc., a Maryland corporation (the "Company"), in connection with the preparation of a Prospectus
Supplement dated June 2, 2005, with respect to the public offering and sale by the Company of shares of the 7.5% Series D senior cumulative preferred stock
(the "Offered Shares"), par value $0.01 per share, of the Company. You have requested our opinion regarding certain U.S. Federal income tax matters.

     In connection with the opinions rendered below, we have examined the following:

     1)   the Company's Amended and Restated Articles of Incorporation, as filed with the State Department of Assessments and Taxation of Maryland on
          January 30, 1997;

     2)   the Company's Bylaws;

     3)   the Registration Statement and Prospectus Supplement;

     4)   the Partnership Agreements for each partnership (or other entity, such as a limited liability company, which normally is classified as a partnership for U.S. Federal income tax purposes) in which the Company has owned an interest after October 31, 1997 (the "Partnerships"); and

     5)   such other documents as we have deemed necessary or appropriate for purposes of this opinion.

June 2, 2005

     In connection with the opinions rendered below, we have assumed generally that:

     1.   Each of the documents referred to above has been duly authorized, executed and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended.

     2.   During the Company's fiscal year ended October 31, 2002, and subsequent fiscal years, the Company, the Partnerships and the corporations in which the Company owns an interest (the
          "Corporations") have operated and will continue to operate in such a manner that makes and will continue to make the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years.

     3.   No amendments to the organizational documents of the Company, the
          Partnerships and the Corporations will be made after the date of this opinion that would affect the Company's qualification as a real estate investment trust (a "REIT") for any taxable year.

     4.   No action will be taken by the Company, the Partnerships or the
          Corporations after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

     In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Officer's Certificate.
We are not aware of any facts inconsistent with the representations set forth in the Officer's Certificate. Where such factual representations contained in the
Officer's Certificate involve terms defined in the Internal Revenue Code of
1986, as amended (the "Code"), the Treasury regulations thereunder (the
"Regulations"), published rulings of the Internal Revenue Service (the
"Service"), or other relevant authority, we have explained such terms to the
Company's representatives and are satisfied that the Company's representatives understand such terms so as to enable them to accurately make such factual representations.

     Based on the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, the discussion in the Prospectus
Supplement under the caption "Federal Income Tax Consequences of Our Status as a
REIT" (which is incorporated herein by reference), and without further investigation, we are of the opinion that:

     (a)  the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code, for its fiscal years ended October 31, 2002 through October 31, 2004, and the Company's organization and current and proposed method of operation will enable it to continue to qualify as a REIT for its fiscal year ending October 31, 2005, and in the future;

     (b)  the Partnerships were classified as, and were treated as, partnerships for U.S. Federal income tax purposes for the Company's fiscal year ended October 31, 2002, and subsequent fiscal years; and

June 2, 2005

     (c)  the description of the law and the legal conclusions contained in the
          Prospectus Supplement under the caption "Federal Income Tax
          Consequences of Our Status as a REIT" are correct in all material respects, and the discussion thereunder fairly summarizes the U.S.
          Federal income tax considerations that are likely to be material to a holder of the Offered Shares.

     Except as described herein, we have performed no further due diligence and have made no efforts to verify the accuracy and genuineness of the documents and assumptions set forth above, or the representations set forth in the Officer's
Certificate. We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's operations for its fiscal year ending
October 31, 2005, and subsequent fiscal years will satisfy the requirements for qualification and taxation as a REIT.

     The foregoing opinions are based on current provisions of the Code and the
Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

     We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the use of our name as it appears under the captions "Federal Income Tax Consequences of Our Status as a REIT" and "Legal
Opinions." In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

     The foregoing opinions are limited to the U.S. Federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S.
Federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee, and, except as described above, it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

                                                       Very truly yours,

                                                       /s/ Coudert Brothers LLP

                                                       Coudert Brothers LLP